Exhibit 99.1
Sonic Automotive Announces EchoPark’s Plans to Address Current
Pre-Owned Market Volatility
Focus on Key Markets Expected to Enhance Near-Term Performance While Maintaining Long-Term Strategic Plan
CHARLOTTE, NC – June 22, 2023 – Sonic Automotive, Inc. (“Sonic” or the “Company”) (NYSE:SAH), a Fortune 500 Company and one of the nation’s largest automotive retailers, today announced the implementation of its plans to align the EchoPark brand with current pre-owned market conditions that are being negatively impacted by lower production of new vehicles over the past three years and historically low lease penetration and lease returns, resulting in lower availability of used vehicles and higher wholesale prices with unpredictable volatility.
In accordance with this plan, Sonic has indefinitely suspended operations at eight EchoPark locations and additional related Delivery/Buy Centers which will enable Sonic to allocate more vehicles to key markets and increase capacity to address current demand in those markets. The enhancement of inventory mix at the remaining EchoPark stores, coupled with expense reductions from this action, are expected to improve EchoPark’s short-term financial performance while maintaining the foundation for the brand’s national expansion and its continuation of providing the best guest experience in automotive retail.
Sonic has positioned EchoPark to quickly adjust as market conditions change. Recent data shows improvement in pre-owned wholesale pricing but Sonic expects continued volatility in the wholesale price environment into 2024. Improvements in wholesale pricing will benefit consumer affordability as well as the overall profitability of the EchoPark model. Additionally, expected new vehicle production increases over the next 12-18 months will benefit pre-owned availability and further improve both consumer affordability and EchoPark profitability. These improvements in market conditions will enable Sonic to continue the expansion of EchoPark’s geographic footprint into new markets.
Sonic maintains the goal of EBITDA breakeven for the EchoPark segment by the first quarter of 2024. Sonic also maintains the goal of reaching 90% of the U.S. population with EchoPark, which was previously communicated to be achieved by 2025. Sonic now believes that the timing of achieving this goal will be predicated on how quickly the pre-owned market normalizes related to inventory availability and pricing. Currently, Sonic’s focus is on improving EchoPark’s financial performance.
In conjunction with these plans, Sonic expects to record a one-time charge in the second quarter of 2023, ranging between $60 million to $80 million, all of which is non-cash except $3 million to $5 million. Additional details on this one-time charge and expected EBITDA impact of these actions will be discussed on our upcoming quarterly earnings call.

About Sonic Automotive
Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, North Carolina, is on a quest to become the most valuable automotive retailer and service brand in America. Our Company culture thrives on creating, innovating, and providing industry-leading guest experiences, driven by strategic investments in technology, teammates, and ideas that ultimately fulfill ownership dreams, enrich lives, and deliver happiness to our guests and teammates. As one of the largest automotive retailers in America, we are committed to delivering on this goal while pursuing expansive growth and taking progressive measures to be the leader in this category. Our new platforms, programs, and people are set to drive the next generation of automotive experiences. More information about Sonic Automotive can be found at www.sonicautomotive.com and ir.sonicautomotive.com.
Forward-Looking Statements
Statements included in this press release may constitute “forward-looking statements” under federal securities laws. All statements other than statements of present or historical fact, that address activities that we believe, expect or anticipate will or may occur in the future are forward-looking statements. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risks and uncertainties that could cause actual results or trends to differ materially from management’s views, including, without limitation, economic conditions in the markets in which we operate, new and used vehicle industry sales volume, anticipated future growth in our EchoPark Segment, the success of our operational strategies, the rate and timing of overall economic expansion or contraction, , and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and other reports and information filed with the Securities and Exchange Commission (the “SEC”). The Company does not undertake any obligation to update forward-looking information, except as required under federal securities laws and the rules and regulations of the SEC.
For Further Information, Please Contact:
Sonic Automotive Investor Inquiries
Heath Byrd, Executive Vice President and Chief Financial Officer
Danny Wieland, Vice President, Investor Relations
ir@sonicautomotive.com

Sonic Automotive Press Inquiries
Sonic Automotive Media Relations
media.relations@sonicautomotive.com